Exhibit 10.2

DAYBREAK OIL AND GAS, INC.

CORPORATE OFFICE:	REGIONAL OPERATIONS OFFICE:
1101 NORTH ARGONNE ROAD	1414 SOUTH FRIENDSWOOD DRIVE
SUITE A 211	SUITE 212
SPOKANE VALLEY, WA 99212	FRIENDSWOOD, TX 77546
OFFICE: (509) 232-7674	OFFICE: (281) 996-4176
FAX: (509) 232-2220

December 3, 2021

NAME:

The Equity Exchange Agreement we recently signed with Reabold California requires us to exchange all insider debt with our employees and directors for Company common stock, as a condition to completing the transaction. We believe this transaction is in the best interests of the Company and its employees and shareholders, and that completing the transaction is our best chance of returning to market salaries in the future.

As you know, we have been accruing a portion of your stated salary since 2020. The total amount we have accrued for you is $[      ] through November 30, 2021. We are prepared to offer you [      ] shares of common stock in exchange for your complete release of all your rights to any past salary for which we have accrued to your account. You must understand that the current market value of the stock on the date issued to you will be taxable to you. You will be responsible for the Federal Income taxes on the market value of your stock. The Company will be responsible for the other normal payroll taxes relating to this transaction with you.

We also understand that you may not wish to exchange your accrued salary for common stock in the Company. If this is your choice, then please understand that you will forfeit all your rights to that salary we have accrued to your account. The Company will eliminate from our books, the full amount of your accrued salary effective as of November 30, 2021.

Please indicate in the space below your choice in this matter, and return by email to jimw@daybreakoilandgas.com by December 15, 2021.

______ I DO wish to exchange my accrued salary of $[      ] for [      ] shares of Daybreak Common Stock. I acknowledge that I am responsible for all Federal Income and related taxes which are normally borne by the employee. In consideration for the receipt of common stock, I hereby release the Company and its officer, directors and shareholders from all claims or rights of any kind relating to any accrued unpaid amounts being exchanged for common stock. This release of claims also includes a release of any claim or right to further wages, compensation, benefits, damages, penalties, attorneys’ fees, costs or expenses of any kind relating to such amounts. I fully understand and acknowledge that this release includes, but is not limited to, a release of any rights or claims I may have under any federal or state laws that may be legally waived relating to the payment of wages or other compensation.

___________________________

Employee Signature

______ I DO NOT wish to exchange the salary accrued to my account for Daybreak Common Stock. I understand that I am forfeiting all my rights to the past salary accrued to my account. I understand that the Company will be eliminating this amount from its books and records.

___________________________

Employee Signature